UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 31, 2015

LIBERTY TAX, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35588	27-3561876
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454
(Address of Principal Executive Offices)  (Zip Code)

(757) 493-8855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2015, the Company entered into an Executive Employment Agreement (the "Agreement") with Michael S. Piper. The Agreement is effective as of the same date.

The initial term of the Agreement ends on July 31, 2016, and the term shall be automatically renewed for successive one year terms, unless written notice of non-renewal is provided by either party at least ninety (90) days prior to the expiration of the current term. Under the Agreement, Mr. Piper is entitled to an annual base salary of $235,000. Mr. Piper is also entitled to incentive compensation in the form of a bonus for each fiscal year with a target maximum of 40% of base salary based on the extent to which the Company achieves the performance goals for that year.

Mr. Piper is also entitled to employee benefits, executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to other executive officers and as otherwise set forth in the Agreement.

If, during the employment term, Mr. Piper terminates the Agreement after February 15 of any fiscal year for Good Reason (as defined in the Agreement), the Company terminates Mr. Piper without Cause (as defined in the Agreement), or the Agreement is terminated as a result of Mr. Piper’s Employment-Related Death or Disability (as defined in the Agreement), Mr. Piper will be entitled to receive his annual cash incentive compensation, pro-rated for the fiscal year of termination based on the actual achievement of performance goals. In addition, in the event of any such termination, irrespective of date, Mr. Piper would receive (i) an amount equal to six (6) months of Mr. Piper's annual base salary; (ii) accelerated vesting, non-forfeitability and exercisability, as of the termination date, of Mr. Piper's outstanding equity awards that were scheduled to vest during the six (6) months following the Date of Termination, as described in the Agreement (unless the termination is a result of Employment-Related Death or Disability, in which case all unvested equity awards will vest); and (iii) continuation of certain other benefits, including health care coverage, for a period of six (6) months. If Mr. Piper’s employment terminates due to his death or disability (other than as a result of Employment-Related Death or Disability), he will receive the compensation that has accrued, but not yet been paid, and any pro-rated annual bonus for the fiscal year of termination based on the actual achievement of performance goals. If the Company terminates the Agreement for Cause or Mr. Piper terminates the Agreement without Good Reason, Mr. Piper will only receive the compensation that has accrued, but not yet been paid.

The Agreement also provides that Mr. Piper may not disclose or use any confidential information of the Company during or after the term of the Agreement. During his employment with the Company and for a period of eighteen (18) months following his termination of employment for any reason, Mr. Piper is also precluded from engaging or assisting in any business that is in competition with the Company and from soliciting any Company employee, consultant, vendor or supplier.

The foregoing description of the Agreement is a summary of the material terms of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

 Item 9.01.     Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
10.1	Employment Agreement dated July 31, 2015, by and among Liberty Tax, Inc., JTH Tax, Inc. and Michael S. Piper.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY TAX, INC.

Date: August 6, 2015	By:	/s/ James J. Wheaton
James J. Wheaton
Vice President and General Counsel

EXHIBIT INDEX

Exhibit 10.1	Employment Agreement dated July 31, 2015, by and among Liberty Tax, Inc., JTH Tax, Inc. and Michael S. Piper.